Exhibit 2.1

EXECUTION VERSION

ARRANGEMENT AGREEMENT

BETWEEN

GWR GLOBAL WATER RESOURCES CORP.

-AND-

GLOBAL WATER RESOURCES, INC.

                    , 2016

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation Not Affected by Headings	5
1.3	Number and Gender	5
1.4	Date for Any Action	5
1.5	Schedules	5
1.6	Other Definitional and Interpretive Provisions	5

ARTICLE 2 THE ARRANGEMENT AND RELATED TRANSACTIONS		6
2.1	Arrangement	6
2.2	Interim Order	6
2.3	The Arrangement Meeting	7
2.4	Final Order	7
2.5	Court Proceedings	8
2.6	GWRI Stockholder Approval and Merger	8
2.7	NASDAQ and TSX Listings	8
2.8	Registration Statement on Form S-1	8
2.9	U.S. Tax Consequences	9
2.10	Effective Date	9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF GWRC		10
3.1	Representations and Warranties	10
3.2	Survival of Representations and Warranties	11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GWRI		11
4.1	Representations and Warranties	11
4.2	Survival of Representations and Warranties	12

ARTICLE 5 COVENANTS OF GWRC AND GWRI		12
5.1	Mutual Covenants	12

ARTICLE 6 CONDITIONS OF CLOSING		13
6.1	Mutual Conditions Precedent	13
6.2	Additional Conditions Precedent to the Obligations of GWRI	13
6.3	Additional Conditions Precedent to the Obligations of GWRC	14

ARTICLE 7 TERM, TERMINATION, AMENDMENT AND WAIVER		14
7.1	Term	14
7.2	Termination	14

7.3	Waiver	15

ARTICLE 8 GENERAL PROVISIONS		15
8.1	Notices	15
8.2	Governing Law; Financing Disputes	16
8.3	Time of Essence	16
8.4	Entire Agreement, Binding Effect and Assignment	17
8.5	Severability	17
8.6	Counterparts, Execution	17
8.7	Amendments	17

Schedule A	-	Arrangement Resolution	A-1
Schedule B	-	Plan of Arrangement	B-1
Schedule C	-	Agreement and Plan of Merger	C-1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated                     , 2016,

B E T W E E N:

GWR GLOBAL WATER RESOURCES CORP., a corporation formed under the laws of the Province of British Columbia (“GWRC”)

- and -

GLOBAL WATER RESOURCES, INC., a corporation formed under the laws of the State of Delaware (“GWRI”)

WHEREAS GWRC was formed to acquire an interest in GWRI and owns approximately 48.1% of the issued and outstanding shares of common stock of GWRI;

AND WHEREAS each of the boards of directors of GWRC and GWRI have approved the entering into of this Agreement, including the Agreement and Plan of Merger attached as Schedule C hereto, pursuant to which, subject to the terms and conditions herein, GWRC will be merged with and into GWRI pursuant to and under the General Corporation Law of the State of Delaware (the “Merger”) and, as a result, GWRC will cease to exist as a British Columbia corporation and GWRI will be the surviving entity;

AND WHEREAS the Merger will require the approval of stockholders of GWRI and the shareholders of GWRC under the General Corporation Law of the State of Delaware;

AND WHEREAS the Arrangement (as defined herein) will require the approval of shareholders of GWRC under the Business Corporations Act (British Columbia);

AND WHEREAS each of the boards of directors of GWRC and GWRI entitled to vote has (a) determined that the Arrangement and the Merger is advisable and in the best interests of the shareholders of GWRC and the stockholders of GWRI, respectively; (b) unanimously approved the entering into of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Plan of Arrangement and the Merger; and (c) resolved unanimously to recommend that shareholders of GWRC and stockholders of GWRI, respectively, vote in favour of the transactions contemplated by this Agreement and the Plan of Arrangement and the Merger, as applicable;

AND WHEREAS directors of GWRC holding collectively 19.4% of the outstanding common shares of GWRC and directors of GWRI holding collectively 46.2% of the outstanding shares of common stock of GWRI have, concurrently with the execution and delivery of this Agreement advised the boards of directors of GWRC and GWRI of their intention to vote in favour of the Arrangement and Merger, respectively; and

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise states:

“Agreement” means this Agreement, including all schedules, and all amendments or restatements hereof (if any);

“Agreement and Plan of Merger” means the Agreement and Plan of Merger attached as Schedule C hereto;

“Arrangement” means an arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of GWRC and GWRI, each acting reasonably;

“Arrangement Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order, to consider the Arrangement Resolution;

“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement and the Merger to be considered at the Arrangement Meeting, substantially in the form and content of Schedule A hereto;

“BCBCA” means the Business Corporations Act (British Columbia);

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario, Vancouver, British Columbia or Phoenix, Arizona;

“Certificate of Merger” means the certificate issued by the Delaware Secretary of State effecting the Merger;

“Code” has the meaning ascribed thereto in Section 2.9;

“Common Shares” means the common shares in the capital of GWRC;

“Court” means the Supreme Court of British Columbia;

“DGCL” means the General Corporation Law of the State of Delaware;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement and the Merger becomes effective, as set out in Section 2.10(2);

“Effective Time” means the time on the Effective Date that the Certificate of Merger is effective;

“Final Order” means the final order of the Court made pursuant to section 291 of the BCBCA in a form acceptable to GWRC and GWRI, each acting reasonably, approving the Arrangement

“Form S-1” has the meaning ascribed thereto in Section 2.8;

“Governmental Approval” means any authorization, permission, consent, approval, license, lease, ruling, permit, certification, exemption or filing for registration by or with any Governmental Entity;

“Governmental Entity” means (a) any supranational, international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority;

“GWRC” has the meaning ascribed thereto in the preamble;

“GWRC Circular” means the notice of the Arrangement Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Arrangement Meeting and the Merger, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“GWRI” has the meaning ascribed thereto in the preamble;

“Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA in a form acceptable to GWRC and GWRI, each acting reasonably, providing for, among other things, the calling and holding of the Arrangement Meeting, as the same may be amended by the Court;

“Law” or “Laws” means all supranational, international, multinational, federal, provincial, state, municipal, regional and local laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, codes or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are binding upon or applicable to such Party or its assets;

“Merger” has the meaning ascribed thereto in the recitals;

“NASDAQ” means the NASDAQ Global Market;

“Parties” means GWRC and GWRI, and “Party” means either of them;

“person” means any individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, corporation, body corporate, unincorporated organization, joint venture, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule B hereto, and any amendments or variations thereto made in accordance with Section 8.7 or the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order with the consent of GWRC and GWRI, each acting reasonably;

“Registrar” means the Registrar of Companies appointed pursuant to section 400 of the BCBCA;

Requisite GWRC Shareholder Approval” has the meaning ascribed thereto in Section 2.2(b);

“Requisite GWRI Stockholder Approval” has the meaning ascribed thereto in Section 2.6;

“SEC” means the United States. Securities and Exchange Commission;

“Securities Laws” means all applicable Canadian provincial and territorial securities Laws and all applicable United States federal and state securities laws and the respective rules and regulations and published policies under or relating to the foregoing securities Laws and the applicable stock exchange rules of the TSX and the NASDAQ;

“Shareholders” means the registered or beneficial holders of Common Shares, as the context requires;

“TSX” means the Toronto Stock Exchange; and

“US IPO” has the meaning ascribed thereto in Section 2.8.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or to be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding day which is a business day.

1.5	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Arrangement Resolution
Schedule B	-	Plan of Arrangement
Schedule C	-	Agreement and Plan of Merger

1.6	Other Definitional and Interpretive Provisions

(a)	References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)	References to any agreement or contract (including this Agreement) are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any person include the successors and permitted assigns of that person.

(e)	References to a particular statute or law shall be to such statute or law and the rules, regulations and published policies made thereunder, as in force as at the date of this Agreement and, unless otherwise expressly provided, as the same may be amended, re-enacted, consolidated or replaced from time to time.

ARTICLE 2

THE ARRANGEMENT AND RELATED TRANSACTIONS

2.1	Arrangement

The Parties agree that the Arrangement and the Merger will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

GWRC agrees that as soon as reasonably practicable after the date hereof GWRC shall, in consultation with GWRI, pursuant to section 291 of the BCBCA, prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Arrangement Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite approval for the Arrangement Resolution shall be (i) two-thirds of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Arrangement Meeting, each Common Share entitling the holder thereof to one vote on the Arrangement Resolution, and (ii) a simple majority of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Arrangement Meeting, excluding the votes cast by Shareholders that are required to be excluded pursuant to Section 8.1(2) of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions, each Common Share entitling the holder thereof to one vote on the Arrangement Resolution (the “Requisite GWRC Shareholder Approval”);

(c)	that, in all other respects, the terms, restrictions and conditions of GWRC’s constating documents as in effect as of the date hereof, including quorum requirements and all other matters, shall apply in respect of the Arrangement Meeting;

(d)	for the grant of the Dissent Rights to registered holders of Common Shares in respect of the Arrangement Resolution;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Arrangement Meeting may be adjourned or postponed from time to time by GWRC (subject to the terms of this Agreement) without the need for additional approval of the Court;

(g)	confirmation of the record date for the purposes of determining the Shareholders entitled to receive material and vote at the Arrangement Meeting in accordance with the Interim Order; and

(h)	that the record date for Shareholders entitled to notice of and to vote at the Arrangement Meeting will not change in respect of any adjournment(s) or postponement(s) of the Arrangement Meeting.

2.3	The Arrangement Meeting

(1) Subject to receipt of the Interim Order and the terms of this Agreement, GWRC agrees to convene and conduct the Arrangement Meeting in accordance with the Interim Order, the BCBCA and GWRC’s constating documents as soon as reasonably practicable, for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in GWRC Circular and agreed to by GWRI.

(2) GWRC shall not adjourn or postpone the Arrangement Meeting (or propose to do so) except:

(a)	as required for quorum purposes or by applicable Law (other than applicable Laws governing fiduciary duties which the Parties agree are otherwise addressed in this Agreement) or by a Governmental Entity with jurisdiction over the Arrangement Meeting; or

(b)	with GWRI’s written consent (not to be unreasonably withheld), for an adjournment for the purpose of attempting to obtain the Requisite GWRC Shareholder Approval.

(3) Subject to the terms of this Agreement, GWRC will use its commercially reasonable efforts to solicit proxies in favor of the approval of the Arrangement Resolution and the completion of any transactions contemplated by this Agreement and against any resolution submitted by any Shareholder that is inconsistent with the applicable Arrangement Resolution, and take all actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Shareholders.

2.4	Final Order

If (i) the Interim Order is obtained and (ii) the Arrangement Resolution is passed at the Arrangement Meeting by Shareholders as provided in the Interim Order and as required by applicable Laws, subject to the terms of this Agreement, GWRC shall as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.5	Court Proceedings

GWRI and GWRC will cooperate in seeking the Interim Order and the Final Order. The Parties will provide each other with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Laws, the Parties will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

2.6	GWRI Stockholder Approval and Merger

GWRI and GWRC acknowledge and agree that (i) the requisite GWRI stockholder approval for the Merger under the DGCL shall be a majority of the outstanding shares of common stock of GWRI, evidenced pursuant to a written consent of stockholders of GWRI (the “Requisite GWRI Stockholder Approval”); and (ii) GWRC holds, in the aggregate, approximately 48.1% of the outstanding shares of common stock of GWRI and Mr. William Levine and Mr. Trevor Hill hold, in the aggregate, approximately 35.5% of the outstanding shares of common stock of GWRI and therefore, if GWRC, Mr. William Levine and Mr. Trevor Hill vote their shares of common stock of GWRI in favour of the Merger, the Requisite GWRI Stockholder Approval will be satisfied. On the Effective Date and subject to all conditions precedent hereunder to the Arrangement and the Merger being satisfied or waived, the Merger will be effected in accordance with the Agreement and Plan of Merger.

2.7	NASDAQ and TSX Listings

(1) GWRI will, on the date hereof, apply to have all of the shares of common stock of GWRI (including those issuable to Shareholders on completion of the Arrangement) listed on the NASDAQ as of the Effective Date, and will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under Securities Laws to consummate and effect such listing and cause the shares of common stock of GWRI to be freely tradable under Securities Laws in the United States, subject to any restrictions on resale by affiliates of GWRI under applicable Securities Laws, including filing any required registration statements with the SEC or required filings under state securities laws.

(2) GWRC will, on or prior to the date hereof, apply to have all of the shares of common stock of GWRI (including those issuable to Shareholders on completion of the Arrangement) listed on the TSX as of the Effective Date, and will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under Securities Laws to consummate and effect such TSX listing.

2.8	Registration Statement on Form S-1

The Parties acknowledge and agree that, concurrent with the announcement of the Arrangement, GWRI has filed a registration statement on Form S-1 (the “Form S-1”) with the SEC for a proposed offering of its shares of common stock (the “US IPO”). GWRI shall (i) take all reasonable steps to ensure that the disclosure in the Form S-1 is consistent in all material respects with the disclosure in GWRC’s public filings in Canada, (ii) keep GWRC and its advisors informed of any correspondence with the SEC regarding the Form S-1 and the US IPO; and (iii) provide GWRC with reasonable opportunity to review and comment upon drafts of all material to be filed with the SEC in connection with the US IPO, and will give reasonable consideration to all such comments. GWRC and GWRI acknowledge and agree that the US IPO, on the one hand, and the Arrangement and Merger, on the other hand, are cross conditional and will only be completed concurrently.

2.9	U.S. Tax Consequences

The Parties intend for the Arrangement to constitute a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each of the Parties shall use its reasonable best efforts to cause the Arrangement to qualify as a reorganization, and neither Party shall take any action, or fail to take any action, that could reasonably be expected to jeopardize the qualification of the Arrangement as a reorganization within the meaning of Section 368(a) of the Code.

2.10	Effective Date

(1) Subject to the Interim Order, the Final Order and any applicable Law, GWRC agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.7 to add, remove or amend any steps or terms determined to be necessary or desirable by the Parties, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which (i) is prejudicial to GWRC, the Shareholders or other persons to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement or would result in GWRC incurring any liabilities or obligations, (ii) creates a reasonable risk of delaying, impairing or impeding the satisfaction of any condition set forth in Article 6, or (iii) would require GWRC to take any action in contravention of any applicable Law or GWRC’s articles.

(2) The Effective Date shall occur on the date determined by the parties as soon as reasonably practicable after the date on which all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favor the condition is, of those conditions as of the Effective Date, and provided that at the time the Effective Date is scheduled no event has occurred that would cause any of such conditions not to be satisfied as of the Effective Date); or such other date as the Parties may mutually agree. Subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favor the condition is, of all of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3, the Arrangement shall be consummated on the Effective Date and shall be effective at the Effective Time and will have all of the effects provided by applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GWRC

3.1	Representations and Warranties

GWRC hereby represents and warrants to GWRI as follows, and acknowledges that GWRI is relying upon such representations and warranties in connection with the entering into of this Agreement:

(1) Incorporation and Qualification. GWRC is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable) under the BCBCA. GWRC has the requisite corporate power and authority carry on its businesses as presently conducted.

(2) Authorization. The execution and delivery of and performance by GWRC of this Agreement and the consummation of the transactions contemplated by it hereby and thereby have been duly authorized by all necessary action on the part of GWRC.

(3) Execution and Binding Obligation. This Agreement has been, or will be, as applicable, duly executed and delivered by GWRC, and constitutes a legal, valid and binding obligation of GWRC enforceable against GWRC in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4) No Conflict. The execution and delivery of, and performance by GWRC of the transactions contemplated by this Agreement do not, subject to compliance with the Interim Order and any approvals required thereunder, compliance with the Final Order, filings under the BCBCA in respect of the Arrangement, if required, and compliance with applicable Securities Laws:

(a)	constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of GWRC’s constating documents or by-laws; and

(b)	result in the material violation of any Law applicable to GWRC.

(5) Regulatory Approvals. Assuming compliance with the Interim Order and any approvals required thereunder, compliance with the Final Order, filings with the Registrar under the BCBCA and filings with the Delaware Secretary of State, if required, and compliance with applicable Securities Laws, no approval, authorization, certificate, permit, qualification, license, decree by, no consent or other order of, and no filing, registration, statement or recording with, any Governmental Entity having jurisdiction over GWRC, or any other person, is required for the performance by GWRC of its obligations hereunder or the consummation of the transactions contemplated by this Agreement, except (i) as have been or will be obtained or made prior to the Effective Time, or (ii) where the failure to obtain such approval, authorization, certificate, permit, qualification, license, decree, consent or other order, filing, registration, statement or recording will not, individually or in the aggregate, result in a material adverse effect to GWRC.

3.2	Survival of Representations and Warranties

The representations and warranties of GWRC contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF GWRI

4.1	Representations and Warranties

GWRI hereby represents and warrants to GWRC as follows, and acknowledges that GWRC is relying upon such representations and warranties in connection with the entering into of this Agreement:

(1) Incorporation and Qualification. GWRI is a corporation duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of the State of Delaware. GWRI has the requisite corporate power and authority carry on its businesses as presently conducted.

(2) Authorization. The execution and delivery of and performance by GWRI of this Agreement and the consummation of the transactions contemplated by it hereby and thereby have been duly authorized by all necessary action on the part of GWRI.

(3) Execution and Binding Obligation. This Agreement has been, or will be, as applicable, duly executed and delivered by GWRI, and constitutes a legal, valid and binding obligation of GWRI enforceable against GWRI in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4) No Conflict. The execution and delivery of, and performance by GWRI of the transactions contemplated by this Agreement do not, subject to compliance with the Interim Order and any approvals required thereunder, compliance with the Final Order, filings under the BCBCA in respect of the Arrangement, if required, and compliance with applicable Securities Laws do not:

(a)	constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of GWRI’s constating documents or by-laws; and

(b)	result in the material violation of any Law applicable to GWRI.

(5) Regulatory Approvals. Assuming compliance with the Interim Order and any approvals required thereunder, compliance with the Final Order, filings with the Registrar under the BCBCA, filings with the Delaware Secretary of State, if required, and compliance with applicable Securities Laws, no approval, authorization, certificate, permit, qualification, license, decree by, no consent or other order of, and no filing, registration, statement or recording with, any Governmental Entity having jurisdiction over GWRI, or any other person, is required for the performance by GWRI of its obligations hereunder or the consummation of the transactions contemplated by this Agreement, except (i) as have been or will be obtained or made prior to the Effective Time, or (ii) where the failure to obtain such approval, authorization, certificate, permit, qualification, license, decree, consent or other order, filing, registration, statement or recording will not, individually or in the aggregate, result in a material adverse effect to GWRI.

4.2	Survival of Representations and Warranties

The representations and warranties of GWRI contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS OF GWRC AND GWRI

5.1	Mutual Covenants

Subject to the terms and conditions of this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as possible, including:

(a)	obtaining and maintaining all approvals, waivers, clearances, consents, registrations, reviews, orders, rulings, decisions, exemptions, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Arrangement;

(b)	carrying out the terms of the Interim Order and Final Order applicable to it and using commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or the subsidiaries with respect to the transactions contemplated hereby; and

(c)	upon receipt of the Final Order and satisfaction or waiver of the conditions in this Agreement, effecting the Merger under the DGCL and obtaining the Certificate of Merger.

ARTICLE 6

CONDITIONS OF CLOSING

6.1	Mutual Conditions Precedent

The obligations of the Parties to consummate the Arrangement are subject to the fulfillment or waiver of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have received the Requisite GWRC Shareholder Approval at the Arrangement Meeting in accordance with the Interim Order;

(b)	the Merger shall have received the Requisite GWRI Stockholder Approval in accordance with the DGCL;

(c)	the Interim Order and the Final Order shall each have been obtained on terms consistent with the Agreement, and shall not have been set aside, amended or modified in a manner unacceptable to GWRC and GWRI, each acting reasonably, on appeal or otherwise;

(d)	no Governmental Entity having jurisdiction over any Party shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e)	the completion of the US IPO on the Effective Date;

(f)	the NASDAQ shall have approved the listing of the shares of common stock of GWRI, subject only to the satisfaction of customary listing conditions of the NASDAQ;

(g)	the TSX shall have approved the listing of the shares of common stock of GWRI, subject only to the satisfaction of customary listing conditions of the TSX; and

(h)	this Agreement shall not have been terminated in accordance with its terms.

6.2	Additional Conditions Precedent to the Obligations of GWRI

The obligations of GWRI to consummate the Arrangement shall also be subject to the fulfillment or waiver of each of the following conditions precedent (each of which is for the exclusive benefit of GWRI and may be waived by GWRI):

(a)	all covenants of GWRC under this Agreement to be performed on or before the Effective Date shall have been duly performed by GWRC in all material respects; and

(b)	the representations and warranties of GWRC set forth in this Agreement shall be true and correct in all material respects.

6.3	Additional Conditions Precedent to the Obligations of GWRC

The obligations of GWRC to consummate the Arrangement shall also be subject to the fulfillment or waiver of the following conditions precedent (each of which is for the exclusive benefit of GWRC and may be waived by GWRC):

(a)	all covenants of GWRI under this Agreement to be performed on or before the Effective Date shall have been duly performed by GWRI in all material respects; and

(b)	the representations and warranties of GWRI set forth in this Agreement shall be true and correct in all material respects.

ARTICLE 7

TERM, TERMINATION, AMENDMENT AND WAIVER

7.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2	Termination

(1) This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution or the Arrangement by Shareholders and/or the Court):

(a)	by mutual written agreement of the Parties;

(b)	by either GWRC or GWRI, if:

(i)	the Arrangement Resolution shall have failed to receive the Requisite GWRC Shareholder Approval at the Arrangement Meeting in accordance with the Interim Order; or

(ii)	the Merger shall have failed to receive the Requisite GWRI Stockholder Approval under the DGCL.

(c)	by GWRI, if:

(i)	any condition in Section 6.1 or 6.2 is not satisfied, or such condition becomes incapable of being satisfied, by the Effective Date; or

(ii)	the board of directors of GWRI determines, in its sole discretion, not to proceed with the transactions contemplated by this Agreement.

(d)	by GWRC, if:

(i)	subject to Section 7.1, any condition in Section 6.1 or 6.3 is not satisfied, or such condition becomes incapable of being satisfied, by the Effective Date; or

(ii)	the board of directors of GWRC determines, in its sole discretion, not to proceed with the transactions contemplated by this Agreement.

(2) If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder or liability in respect hereof.

7.3	Waiver

Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive compliance, except as provided herein, with any of the other Parties’ agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Parties’ representations or warranties contained herein or in any document delivered by the other Parties; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all Parties and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 8

GENERAL PROVISIONS

8.1	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other Parties given in accordance with these provisions):

(a)	if to GWRC:

GWR Global Water Resources Corp.

21410 N. 19th Avenue

Suite 201

Phoenix, AZ 85027

Attention:         Ron Fleming

Facsimile No.: (623) 518-4100

Email:               ron.fleming@gwresources.com

with a copy to:

Torys LLP

79 Wellington Street W.

Suite 3000

Toronto, Ontario

M5K 1N2

Attention:         Rima Ramchandani

Facsimile:         (416) 865-7380

E-mail:             rramchandani@torys.com

(b)	if to GWRI:

Global Water Resources, Inc.

21410 N. 19th Avenue

Suite 201

Phoenix, AZ 85027

Attention:         Ron Fleming

Facsimile No.: (623) 518-4100

Email:             ron.fleming@gwresources.com

with a copy to:

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, Arizona 85004-2202

Attention:         Mike Donahey

Facsimile:         (602) 382-6070

E-mail:              mdonahey@swlaw.com

8.2	Governing Law; Financing Disputes

Except as otherwise provided in this Agreement and except for the Plan of Arrangement which shall be governed by the laws of the Province of British Columbia, this Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement, except for matters arising in connection with obtaining the Interim Order and the Final Order and with the Plan of Arrangement.

8.3	Time of Essence

Time shall be of the essence in this Agreement.

8.4	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto), constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in Section 8.7(1)(b), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of all Parties

8.5	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.6	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

8.7	Amendments

(1) Except as set forth in this Agreement and the Plan of Arrangement, this Agreement and/or the Plan of Arrangement may, at any time and from time to time before or after the holding of the Arrangement Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions precedent herein contained.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF GWRI and GWRC have caused this Agreement to be executed as of the date first written above.

GWR GLOBAL WATER RESOURCES CORP.

By:
Name:
Title:

GLOBAL WATER RESOURCES, INC.

By:
Name:
Title:

SCHEDULE A

Arrangement Resolution

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (“BCBCA”) involving GWR Global Water Resources Corp., a corporation existing under the laws of British Columbia (the “Company”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of the Company dated [●], 2016 (as the Arrangement may be, or may have been, modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”), involving the Company and implementing the Arrangement, the full text of which is set out in Appendix E of the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the Arrangement Agreement (as defined in the following paragraph)), is hereby authorized, approved and adopted.

3.	The arrangement agreement (the “Arrangement Agreement”) between the Company and Global Water Resources, Inc. dated [●], 2016, and all the transactions contemplated therein, including, without limitation, the Merger (as such term is defined in the Arrangement Agreement), the Arrangement and the Plan of Arrangement, the actions of the directors of the Company in approving the Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder and any amendments thereto are hereby confirmed, ratified, authorized and approved (including without limitation, for the purposes of Section 148 and 149 of the BCBCA).

4.	Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered, without further notice to, or approval of, the shareholders of the Company: (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or (ii) subject to the terms of the Arrangement Agreement, to abandon and not proceed with the Arrangement or the Merger and to revoke this resolution at any time prior to the Effective Time (as defined in the Arrangement Agreement).

5.	Any one or more directors or officers of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate

A-1

seal of the Company or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations, registrations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement, the Merger and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including: (i) all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; (ii) any and all documents that are necessary to be filed with the Registrar under the BCBCA in connection with the Arrangement Agreement, the Merger or the Plan of Arrangement; (iii) any and all documents that are necessary to be filed with the Delaware Secretary of State under the General Corporation Law of the State of Delaware in connection with the Arrangement Agreement, the Merger or the Plan of Arrangement; and (iv) the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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SCHEDULE B

Plan of Arrangement

SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made hereto in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and GWRI, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement made as of [●], 2016 between the Company and GWRI, including all schedules, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement and the Merger;

“Arrangement Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order, to consider the Arrangement Resolution;

“Arrangement Resolution” means the special resolution of the Shareholders, approving, inter alia, the Arrangement and the Merger, presented to the Shareholders at the Arrangement Meeting, substantially in the form and content of Schedule A to the Arrangement Agreement.

“BCBCA” means the Business Corporations Act (British Columbia);

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario, Vancouver, British Columbia or Phoenix, Arizona;

“Certificate of Merger” means the certificate issued by the Delaware Secretary of State effecting the Merger;

“Common Shares” means the common shares in the capital of the Company;

“Company” means GWR Global Water Resources Corp., a corporation formed under the laws of the Province of British Columbia;

“Company Circular” means the notice of the Arrangement Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Arrangement Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Equity Financial Trust Company or such other Canadian trust company, bank or financial institution as selected by the Company and GWRI to act as depositary for the Common Shares in relation to the Arrangement;

“Dissent Rights” shall have the meaning ascribed thereto in Section 3.1(1);

“Dissenting Shareholder” means a registered holder of Common Shares who has validly exercised Dissent Rights in strict compliance with the terms of the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the Effective Time, but only in respect of the Common Shares in respect of which Dissent Rights are validly exercised by such holder in strict compliance with the terms of the Dissent Rights;

“DSUs” means deferred phantom units granted pursuant to the deferred phantom stock unit plan of the Company or GWRI, each dated January 1, 2011;

“Effective Date” means the date upon which the Arrangement and Merger becomes effective;

“Effective Time” means the time on the Effective Date that the Certificate of Merger is effective;

“Encumbrance” (and any grammatical variation thereof) means any mortgage, pledge, assignment, charge, lien, claim, hypothec, security interest, adverse claim or encumbrance;

“Final Order” means the final order of the Court made pursuant to section 291 of the BCBCA in a form acceptable to the Company and GWRI, each acting reasonably, approving the Arrangement;

“Governmental Entity” means (a) any supranational, international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority;

“GWRI” means Global Water Resources, Inc., a corporation formed under the laws of the State of Delaware and its successors (including GWRI, as the surviving corporation upon the completion of the Merger) and assigns;

“Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA in connection with the Arrangement, providing for, among other things, the calling and holding of the Arrangement Meeting, as the same may be amended by the Court;

“Law” or “Laws” means all supranational, international, multinational, federal, provincial, state, municipal, regional and local laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are binding upon or applicable to such Party or its assets;

“Letter of Transmittal” means the letter of transmittal forwarded by the Company to registered holders of Common Shares together with the Company Circular or such other equivalent form of letter of transmittal acceptable to GWRI, acting reasonably;

“Merger” means the merger of the Company with and into GWRI under the General Corporation Law of the State of Delaware;

“Option” means an option to purchase one Common Share granted under the stock option plan of GWRC;

“Parties” means the Company and GWRI, and “Party” means either of them;

“person” means any individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, corporation, body corporate, unincorporated organization, joint venture, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, and any amendments or variations hereto made in accordance with Section 8.7 of the Arrangement Agreement or Section 5.1 of this plan of arrangement or made at the direction of the Court in the Interim Order or the Final Order with the consent of the Company and GWRI, each acting reasonably; and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;

“Plan Participant” means any person participating in the stock option plan of the Company, phantom stock unit plan of GWRI, amended and restated effective May 1, 2015, deferred phantom stock unit plan of the Company or GWRI, each dated January 1, 2011 or stock appreciation rights plan of GWRI, effective as of January 1, 2013, as provided by the terms of such plan at the Effective Time;

“PSUs” means the phantom stock units granted under the phantom stock unit plan of GWRI, amended and restated effective May 1, 2015;

“Replacement Option” has the meaning given to it in Section 2.2(2);

“Replacement SAR” has the meaning given to it in Section 2.2(3);

“SAR” means a stock appreciation right granted under the stock appreciation rights plan of GWRI effective as of January 1, 2013, as amended and restated from time to time; and

“Shareholders” means the registered or beneficial holders of Common Shares, as the context requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If any period expires on a day which is not a business day or any event or condition is required by the terms of this Plan of Arrangement to occur or to be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding day which is a business day.

1.5	Time

Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal are local time in Toronto, Canada unless otherwise stipulated herein or therein.

1.6	Statutory References

References to a particular statute or law shall be to such statute or law and the rules, regulations and published policies made thereunder, as in force as at the date of this Plan of Arrangement and, unless otherwise expressly provided, as the same may be amended, re-enacted, consolidated or replaced from time to time.

ARTICLE 2

THE ARRANGEMENT

2.1	Effectiveness

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) GWRI, and (iii) all registered holders and all beneficial owners of Common Shares (including, for greater certainty, Dissenting Shareholders); (v) all Plan Participants; (vi) all registered holders and all beneficial owners of Options, DSUs, PSUs or SARs; (vii) the registrar and transfer agent in respect of the Common Shares; and (viii) the Depositary.

2.2	The Arrangement

At the Effective Time, the following shall occur and be deemed to occur without any further act or formality required on the part of any person, except as expressly provided herein:

(1) the Company will be authorized to merge with and into GWRI, which Merger shall be effected under the General Corporation Law of the State of Delaware to form one corporate entity, with a similar effect as if the Company had been authorized to amalgamate with GWRI under section 284 of the BCBCA (provided however that notwithstanding any filings made with, or notations, notices or other information recorded or published by, the Registrar of

Companies of British Columbia or any other similar governmental authority, the transaction shall be characterized as a merger under the General Corporation Law of the State of Delaware and not an amalgamation), and whereby pursuant to such Merger and the General Corporation Law of the State of Delaware;

(i)	the separate legal existence of GWRI will not cease and GWRI will be the surviving entity;

(ii)	without limiting the generality of (1)(i), the separate legal existence of the Company will cease without it being liquidated or wound up and the Company and GWRI will continue as GWRI and the property of the Company will become the property of GWRI;

(iii)	the property, rights and interest of each of the Company and GWRI will continue to be the property, rights and interest of GWRI;

(iv)	GWRI will continue to be liable for the obligations of each of the Company and GWRI;

(v)	an existing cause of action, claim or liability to prosecution is unaffected;

(vi)	a civil, criminal or administrative action or proceeding pending by or against the Company or GWRI may be continued to be prosecuted by or against GWRI; and

(vii)	a conviction against, or ruling, order or judgement in favour of or against, the Company or GWRI may be enforced by or against GWRI;

(2) each outstanding Option will, without any further action on the part of any holder of Options, be exchanged for an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, such number of shares of common stock of GWRI equal to that number of Common Shares that were issuable upon the exercise of such Option immediately prior to the Effective Time, at an exercise price per share of common stock of GWRI equal to the exercise price per Common Share at which such Option was exercisable immediately prior to the Effective Time;

(3) each outstanding SAR will be exchanged for an award (a “Replacement SAR”) granted by GWRI, on the same terms and conditions as were applicable under such SAR immediately prior to the Effective Time, with a value equal to the value of such SAR immediately prior to the Effective Time and shall be determined with reference to shares of common stock of GWRI;

(4) each outstanding DSU and PSU will be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that the terms of the DSU or PSU, as applicable, shall be amended so as to substitute for the Common Shares subject to the DSU or PSU, as applicable, such number of shares of common stock of GWRI equal to the number of Common Shares subject to the DSU or PSU immediately prior to the Effective Time;

(5) each Common Share in respect of which Dissent Rights have been validly exercised and not withdrawn shall be cancelled and become an entitlement to be paid the fair value of such Common Share and such holder shall cease to be the holder of the Common Share so cancelled and to have any rights as holder of such Common Share other than the right to be paid by GWRI the amount determined in accordance with Section 3.1.

(6) each issued and outstanding Common Share (other than any Common Share held by a Dissenting Shareholder) shall be exchanged for one share of common stock of GWRI and:

A.	the holders of such Common Shares immediately prior to such exchange shall cease to be the holders thereof and to have any rights as holders of such Common Shares other than the right to receive one share of common stock of GWRI per Common Share in accordance with this Plan of Arrangement; and

B.	the name of such holder shall be removed from the register of holders of Common Shares as it relates to the Common Share so exchanged,

provided that none of the foregoing shall occur or be deemed to occur unless all of the foregoing occur.

2.3	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the number of shares of common stock of GWRI to which such registered holder of Common Shares is entitled under the Arrangement in accordance with Section 2.2(6), as applicable, and such holder of Common Shares’ Letter of Transmittal. When authorizing the issuance of a share certificate of shares of common stock of GWRI in exchange for any lost, stolen or destroyed certificate, the person to whom such certificate is issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to GWRI in such sum as GWRI may reasonably direct or otherwise indemnify GWRI in a manner satisfactory to GWRI, acting reasonably, against any claim that may be made against the GWRI or the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

2.4	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Encumbrances.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Dissent Rights

(1) Registered holders of Common Shares may exercise rights of dissent with respect to such Common Shares pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA as modified and supplemented by the Interim Order, the Final Order and this Section 3.1 in connection with the Arrangement Resolution (the “Dissent Rights”); provided that, notwithstanding (i) subsection 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in subsection 242(1)(a) of the BCBCA must be received by the Company not later than 5:00 p.m. on the day that is two (2) days immediately preceding the date of the Arrangement Meeting, (ii) section 245 of the BCBCA, GWRI and not the Company shall be required to pay the fair value of such Common Shares, and (iii) GWRI shall have all rights of the Company, as its successor, under sections 237 to 247 with respect to Dissent Rights and the exercise thereof.

(2) Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Common Shares shall be entitled to be paid by GWRI the fair value of such Common Shares and will not be entitled to any other payment or consideration under the Arrangement, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Common Shares.

(3) Holders of Common Shares who validly withdraw their Dissent Rights or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement pursuant to Section 2.2(6) on the same basis as a non-dissenting holder of Common Shares.

(4) In no circumstances shall GWRI, the Company, the Depositary, the registrar and transfer agent in respect of the Common Shares, or any of their respective successors or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Common Shares in respect of which such rights are sought to be exercised. In no case shall the Company, GWRI, the Depositary, the registrar and transfer agent in respect of the Common Shares, or any of their respective successors or any other person be required to recognize a Dissenting Shareholder as a holder of Common Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the register of holders of Common Shares as at the Effective Time as provided in Article 2.

(5) No rights of dissent shall be available to holders of Options, DSUs, PSUs or SARs in connection with the Arrangement. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, holders of Common Shares who vote in favour of the Arrangement Resolution, or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights and shall be deemed to have not exercised Dissent Rights in respect of such Common Shares.

ARTICLE 4

EXCHANGE OF SHARES

4.1	Letter of Transmittal

At the time of mailing the Company Circular or as soon as practicable thereafter, the Company shall forward to each registered holder of Common Shares a Letter of Transmittal.

4.2	Exchange of Share Certificates

(1) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary and GWRI may reasonably require, the holder of Common Shares of such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder of Common Shares, as soon as practicable after the Effective Time, a certificate representing such number of shares of common stock of GWRI that such holder of Common Shares is entitled to under the Arrangement in accordance with Section 2.2(6).

(2) Until surrendered as contemplated by Section 4.2(1), each certificate which immediately prior to the Effective Time represented any Common Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender such number of shares of common stock of GWRI as contemplated in Section 2.2(6). Any such certificate formerly representing Common Shares not duly surrendered on or before the second anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company or GWRI. On such second anniversary date, all certificates representing Common Shares shall be deemed to have been surrendered to GWRI and any shares of common stock of GWRI to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been surrendered to GWRI or any successor thereof for no consideration.

ARTICLE 5

GENERAL

5.1	Amendment

(1) GWRI and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be approved by each of GWRI and the Company and, if made following the Arrangement Meeting, approved by the Court and communicated to Shareholders and others as may be required by the Interim Order in the manner required by the Court (if so required).

(2) Any amendment, modification or supplement to this Plan of Arrangement which is directed by the Court following the Arrangement Meeting shall be effective only if (i) it is consented to in writing by GWRI and the Company, in each case, acting reasonably, and (ii) if required by the Court, it is consented to by the Shareholders in the manner directed by the Court.

(3) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or GWRI at any time prior to the Arrangement Meeting, provided that the Company or GWRI, as applicable, shall have consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Arrangement Meeting, other than as may be required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(4) This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

(5) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by GWRI, provided that it concerns a matter which, in the reasonable opinion of GWRI, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any former Shareholder or former Plan Participant.

5.2	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

SCHEDULE C

Agreement and Plan of Merger

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [                    ], 2016, by and between Global Water Resources, Inc., a Delaware corporation (“GWRI”), and GWR Global Water Resources Corp., a corporation organized under the laws of the Province of British Columbia (“GWRC”).

WHEREAS, the parties have entered into an Arrangement Agreement, of even date herewith (the “Arrangement Agreement”), pursuant to which, subject to the terms and conditions therein, GWRC will be merged with and into GWRI (the “Merger”);

WHEREAS, in connection with approving the Arrangement Agreement and the Merger, the respective Boards of Directors of GWRI and GWRC have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders; and

WHEREAS, pursuant to the transactions contemplated by the Arrangement Agreement and this Agreement, and on the terms and subject to the conditions set forth herein, GWRI and GWRC, in accordance with the Delaware General Corporation Law (“DGCL”), will consummate the Merger, with GWRI as the surviving corporation.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 252 of the DGCL, GWRC shall be merged with and into GWRI at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of GWRC shall cease, and GWRI shall continue as the surviving corporation (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.

2. Effective Time; Termination of Agreement.

(a) Subject to the provisions of this Agreement and in accordance with the Arrangement Agreement and the Plan of Arrangement attached thereto, the parties shall duly prepare, execute and file a certificate of merger (substantially in the form attached hereto as Exhibit A, the “Certificate of Merger”) complying with Section 252(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger. The Merger shall become effective at the date and time specified in the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of each of GWRC and GWRI shall be that of GWRI, as the Surviving Corporation; (ii) all debts, liabilities, obligations and duties of GWRC and GWRI shall be the debts, liabilities, obligations and duties of GWRI, as the Surviving Corporation; (iii) GWRI, as the Surviving Corporation, will be liable for the obligations of each of GWRC and GWRI; (iv) an existing cause of action, claim or liability to prosecution is unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against GWRC or GWRI may be prosecuted by or against GWRI, as the Surviving Corporation; and (vi) a conviction against, or ruling, order or judgement in favour of or against, GWRC or GWRI may be enforced by or against GWRI, as the Surviving Corporation.

(c) Notwithstanding the foregoing, this Agreement may be terminated prior to the consummation of the Merger upon the earlier to occur of (i) the mutual written agreement of GWRI and GWRC or (ii) the termination of the Arrangement Agreement in accordance with its terms (it being understood that, if the Arrangement Agreement is terminated prior to the consummation of the Merger, the termination of this Agreement shall be effective automatically without any further action being required by any party hereto).

3. Organizational Documents. The Amended and Restated Bylaws of GWRI in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL, and the Second Amended Restated Certificate of Incorporation of GWRI in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

4. Directors and Officers. The directors and officers of GWRI immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

5. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of GWRI or GWRC or the holders of shares of capital stock of GWRC:

(a) each common share of GWRC (“GWRC Common Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”); and

(b) each share of capital stock of GWRI issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

6. Stock Certificates. Upon surrender by the shareholders of GWRC of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time evidenced outstanding GWRC Common Shares to GWRI for cancellation, together with such other documents as GWRI shall require, the holder of such Certificates shall be entitled to receive in exchange therefor one or more shares of Surviving Corporation Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 5 after taking into account all GWRC Common Shares then held by such holder. Each

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Certificate surrendered pursuant to the previous sentence shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive shares of Surviving Corporation Common Stock pursuant to Section 5, and until such surrender or exchange, no such shares of Surviving Corporation Common Stock shall be delivered to the holder of such outstanding Certificate in respect thereof.

7. Tax Matters. The parties intend for the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each of GWRC and GWRI shall use its reasonable best efforts to cause the Merger to qualify as a reorganization, and neither GWRC nor GWRI shall take any action, or fail to take any action, that could reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

8. Entire Agreement. This Agreement, together with the Arrangement Agreement (including the Plan of Arrangement contained therein) and the Certificate of Merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is

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invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL WATER RESOURCES, INC.

By:
Name:	Ron L. Fleming
Title:	President

GWR GLOBAL WATER RESOURCES CORP.

By:
Name:
Title:

EXHIBIT A

Certificate of Merger

(See attached)